Post-Effective Amendment No. 4 to
                                                   SEC File No. 70-8409

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                            FORM U-1
                           DECLARATION
                              UNDER

     THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ( Act )

                 GPU GENERATION, INC. ("GENCO")
                        1001 Broad Street
                 Johnstown, Pennsylvania  15907

         JERSEY CENTRAL POWER & LIGHT COMPANY ("JCP&L')
             METROPOLITAN EDISON COMPANY ("Met-Ed")
            PENNSYLVANIA ELECTRIC COMPANY ("Penelec")
                      2800 Pottsville Pike
                  Reading, Pennsylvania  19640

                        GPU, Inc. ("GPU")
                      100 Interpace Parkway
                  Parsippany, New Jersey  07054

                   GPU SERVICE, INC. ("GPUS")
                      100 Interpace Parkway
                  Parsippany, New Jersey  07054

          GPU INTERNATIONAL, INC. ("GPU International")
                       One Upper Pond Road
                  Parsippany, New Jersey  07054
     (Names of companies filing this statement and addresses
                 of principal executive offices)

                            GPU, INC.

  (Name of top registered holding company parent of applicants)

    T.G. Howson, Vice President               W. Edwin Ogden, Esq.
      and Treasurer                           Ryan, Russell, Ogden & Seltzer
    M.A. Nalewako, Secretary                  1100 Berkshire Boulevard
    M.J. Connolly, Esq., Assistant            P.O. Box 6219
    General Counsel                           Reading, Pennsylvania  19610
    GPU Service, Inc.
    100 Interpace Parkway                     Robert C. Gerlach, Esq.
    Parsippany, New Jersey  07054             Ballard Spahr Andrews &
                                                    Ingersoll
    S.L. Guibord, Secretary                   1735 Market Street
    Jersey Central Power & Light              Philadelphia, PA  19103
    Company
    Metropolitan Edison Company               Wendy S. Greengrove, Esq.
    Pennsylvania Electric Company             Secretary
    2800 Pottsville Pike                      GPU International, Inc.
    Reading, Pennsylvania  19601              One Upper Pond Road
                                              Parsippany, New Jersey  07054
    Douglas E. Davidson, Esq.
    Berlack, Israels & Liberman LLP
    120 W. 45th Street
    New York, New York  10036

                              (Names and addresses of agents for service)





                  GENCO,   JCP&L,   Met-Ed,   Penelec,  GPU,   GPUS   and   GPU

          International (formerly known as  Energy Initiatives, Inc.) hereby post-effectively amend their Declaration  on Form U-1, docketed in

          SEC File No. 70-8409, as heretofore amended, as follows:

               1.   By adding the  following to  the end of  paragraph F  of

          Post-Effective Amendment No. 1 thereof:

                    Rule  53 under  the Act  provides that,  if each  of the
               conditions of paragraph (a) thereof is met, and none of the conditions of paragraph (b) thereof is applicable, then the Commission may not make certain adverse findings under Sections 7 and 12 of the Act in determining whether to approve a proposal by a registered holding company to issue securities in order to finance an investment in any EWG or to guaranty the securities of any EWG. Giving effect to the proposals contained herein, GPU submits that all of the criteria of Rules 53 and 54 under the Act with respect to the proposed transactions.

                    (1) The average consolidated retained earnings for GPU and its subsidiaries, as reported for the four most recent quarterly periods in GPU's Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as filed under the Securities Exchange Act of 1934, was approximately $2,114 million. As of March 31, 1997, GPU had invested, or committed to invest, directly or indirectly, an aggregate of approximately $307 million in EWGs and $706 million in FUCOs, representing approximately 48% of such average consolidated retained earnings.

                    (2)  GPU  maintains  books   and  records  to   identify
               investments in, and earnings from, each EWG and FUCO in which it directly or indirectly holds an interest.

                         (A) For each United States EWG in which GPU directly or indirectly holds an interest:

                              (a) the books and records for such EWG will be kept in conformity with United States generally accepted accounting principles ("GAAP");

                              (b) the financial statements will be prepared in accordance with GAAP; and

                              (c) GPU directly or through its subsidiaries undertakes to provide the Commission access to such books and records and financial statements as the Commission may request.

                         (B) For each FUCO or foreign EWG which is a majority-owned subsidiary of GPU:

                              (a) the books and records for such subsidiary will be kept in accordance with GAAP;

                              (b)  the   financial   statements   for   such
               subsidiary will be prepared in accordance with GAAP; and

                              (c) GPU directly or through its subsidiaries undertakes to provide the Commission access to such books and records and financial statements, or copies thereof in English, as the Commission may request.

                    (3) For each FUCO or foreign EWG in which GPU owns 50% or less of the voting securities, GPU directly or through its subsidiaries will proceed in good faith, to the extent reasonable under the circumstances to cause

                         (a) such entity to maintain books and records in accordance with GAAP;

                         (b) the financial statements of such entity to be prepared in accordance with GAAP; and

                         (c) access by the Commission to such books and records and financial statements (or copies thereof) in English as the Commission may request and, in any event, GPU will provide the Commission on request copies of such materials as are made available to GPU and its subsidiaries. If and to the extent that such entity's books, records or financial statements are not maintained in accordance with GAAP, GPU will, upon request of the Commission, describe and quantify each material variation therefrom as and to the extent required by subparagraphs (a) (2) (iii) (A) and (a)
               (2) (iii) (B) of Rule 53.

                    (4) No more than 2% of the Operating Companies' employees will render any services, directly or indirectly, to EWGs and FUCOs in which GPU directly or indirectly holds an interest.

                    (5) Copies of this Post-Effective Amendment are being provided to the New Jersey Board of Public Utilities ("NJBPU") and the Pennsylvania v Public Utility Commission ("PaPUC"), the only federal, state or local regulatory agencies having jurisdiction over the retail rates of the Operating Companies.(1) In addition, GPU will submit to each such commission copies of any Rule 24 certificates required hereunder, as well as a copy of Item 9 of GPU's Form U5S and Exhibits H and I hereof (commencing with the Form U5S to be filed for the calendar year in which the authorization herein requested is granted).

                    (6) None of the provisions of paragraph (b) of Rule 53 render paragraph (a) of that Rule unavailable for the proposed transactions.

                    (7) Neither GPU nor any subsidiary of GPU is the subject of any pending bankruptcy or similar proceeding.

                    (8) GPU's average consolidated retained earnings for the four most recent quarterly periods (approximately $2,114 million) represented an increase of approximately $29 million (or approximately 1%) compared to the average consolidated retained earnings for the previous four quarterly periods (approximately $2,084 million).

                    (9) GPU did not incur operating losses from direct or indirect investments in EWGs and FUCOs in 1996 in excess of 5% of GPU's December 31, 1996 consolidated retained earnings.

                    (10) in  accordance  with Rule  54, the  requirements of
               Rule 53(a), (b) and (c) are fulfilled.



























          ___________________

          1 Penelec is also subject to retail rate regulation by the New York Public Service Commission with respect to retail service to approximately 11,300 customers in Waverly, New York served by Waverly Electric Power & Light Company, a Penelec subsidiary. Waverly Electric's revenues are immaterial, accounting for less than 1% of Penelec's total operating revenues.

                                       SIGNATURE


               PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                        GPU GENERATION, INC.
                                        GPU, INC.
                                        GPU SERVICE, INC.
                                        JERSEY CENTRAL POWER & LIGHT COMPANY
                                        METROPOLITAN EDISON COMPANY
                                        PENNSYLVANIA ELECTRIC COMPANY



                                        By:

                                             T.G. Howson
                                             Vice President and Treasurer

                                        GPU INTERNATIONAL, INC.



                                        By:

                                             B.L. Levy
                                             President


          Date: July 17, 1997